Exhibit 99.1

SANUWAVE Health, Inc.	Lippert/Heilshorn & Associates
Barry Jenkins, CFO	Anne Marie Fields (Investors)
Bernie Laurel, VP of Sales and Marketing	212-838-3777
678-578-0103	afields@lhai.com
investorrelations@sanuwave.com	Mackenzie Mills (Media)
212-838-3777

FOR IMMEDIATE RELEASE

SANUWAVE APPOINTS MEDICAL TECHNOLOGY VETERAN RON SPARKS TO
BOARD OF DIRECTORS

Appointment of Executive with Successful Track Record in Wound Care and Medical Devices

ALPHARETTA, GA, September 21, 2011 – SANUWAVE Health, Inc. (OTCBB: SNWV), an emerging medical technology company focused on the development and commercialization of noninvasive, biological response activating devices in regenerative medicine, today announced that Ron Sparks, age 56, a 34-year veteran of the medical device industry, has joined the Company’s Board of Directors.

Mr. Sparks is the Chief Executive Officer and Chairman at Navilyst Medical, Inc., a best-in-class image-guided medical solutions company.  He is also an Industry Executive at Avista Capital Holdings, L.P., a leading private equity firm which he joined in 2007.  Previously, Mr. Sparks served as President, Chief Executive Officer and Executive Director for Accellent Inc., the largest provider of integrated contract manufacturing and design services to the medical device industry.  Under his leadership, Accellent tripled revenues in all three of its major device categories, including cardiology, endoscopy and orthopedics.  In November 2005, Mr. Sparks led the sale of Accellent to the private equity firm Kohlberg Kravis Roberts & Co. in a transaction valued at approximately $1.3 billion.

Prior to Accellent, Mr. Sparks had a 20-year career at Smith & Nephew, plc, where he was a Member of the Group Executive Committee and served as President of the Endoscopy Division from 1998 to 2003.  Mr. Sparks served as the President of the Wound Management Division from 1995 to 1998. While at Smith & Nephew, Ron was integrally involved in the successful launch of Dermagraft®, a cell based therapy used to treat diabetic foot ulcers.  Dermagraft reached revenues of $140 million in 2010 under the ownership of Advanced Biohealing, Inc. who announced its acquisition by Shire Pharmaceuticals on May 17, 2011 for $750 million in cash.

He has served as Trustee of the Arthroscopy Association of North America (AANA) Education Foundation since 2006, is an Honorary Fellow of the American Sports Medicine Institute (ASMI) and is an honorary member of the International Society of Arthroscopy Knee Surgery and Orthopaedic Sports Medicine (ISAKOS).  Mr. Sparks graduated from the University of Massachusetts at Amherst with a BA in Finance and Accounting, and completed the INSEAD Advanced Management Program in Fontainebleau, France.

Commenting on his appointment, Mr. Sparks said, “I am excited to be joining the SANUWAVE Board of Directors at this important juncture in the company’s development.  SANUWAVE has an exceptionally dynamic technology platform with multiple large market opportunities.  I am delighted to be working with the SANUWAVE team and look forward to contributing to the successful clinical and commercial development of this powerful technology.”

“It is with great pleasure that we welcome Ron to our Board of Directors.  Ron’s extensive experience in the medical device industry, specifically in wound care and orthopedics, makes him ideally suited to bring strategic value to SANUWAVE as we move toward the commercialization of dermaPACE® to treat chronic wounds and execute our plan to bring orthoPACE® to the U.S. for the treatment of a number of orthopedic conditions.  Ron’s experiences earned over a very successful career will provide highly relevant, invaluable guidance as we build SANUWAVE and enhance shareholder value,” stated Christopher M. Cashman, SANUWAVE’s President and Chief Executive Officer.

About SANUWAVE Health, Inc.

SANUWAVE Health, Inc. (www.sanuwave.com) is an emerging regenerative medicine company focused on the development and commercialization of noninvasive, biological response activating devices for the repair and regeneration of tissue, musculoskeletal and vascular structures.  SANUWAVE’s portfolio of products and product candidates activate biologic signaling and angiogenic responses, including new vascularization and microcirculatory improvement, helping to restore the body’s normal healing processes and regeneration.  SANUWAVE intends to apply its PACE technology in wound healing, orthopedic/spine, plastic/cosmetic and cardiac conditions.  Its lead product candidate for the global wound care market, dermaPACE, is CE marked for treatment of the skin and subcutaneous soft tissue and recently completed its highly positive pivotal Phase III, Investigational Device Exemption (IDE) clinical trial in the U.S. for the treatment of diabetic foot ulcers.  SANUWAVE researches, designs, manufactures, markets and services its products worldwide, and believes it has demonstrated that its technology is safe and effective in stimulating healing in chronic conditions of the foot (plantar fasciitis) and the elbow (lateral epicondylitis) through its U.S. Class III PMA approved Ossatron® device, as well as stimulating bone and chronic tendonitis regeneration in the musculoskeletal environment through the utilization of its Ossatron, Evotron™ and orthoPACE devices in Europe.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control.  Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are risks associated with the marketing of the Company’s product candidates and products, unproven pre-clinical and clinical development activities, regulatory oversight, the Company’s ability to manage its capital resource issues, competition, and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission.  The Company undertakes no obligation to update any forward-looking statement.